Exhibit 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
July 27, 2009
OLD NATIONAL REPORTS SECOND-QUARTER EARNINGS OF
$9.6 MILLION, OR $.15 PER SHARE
•	Tier 1 capital at 10.2% and total risk-based capital at 12.6% — ‘Well capitalized’ by regulatory guidelines

•	Credit metrics remain stable

•	Continued organic growth in demand deposit balances

•	Impact of FDIC special assessment of $4.0 million

•	Earnings exceed analyst consensus estimates
Contacts:

Financial Community:	Media:
Lynell J. Walton — (812) 464-1366	Kathy A. Schoettlin — (812) 465-7269
Senior Vice President — Investor Relations	Executive Vice President — Communications
Evansville, Ind., July 27, 2009 — Old National Bancorp (NYSE: ONB) today announced second-quarter net income of $9.6 million, or $.15 per common share, up $.07 per share from the $.08 per share earned in the first quarter of the year, and $.15 per share less than the $.30 per share earned in the second quarter of 2008.
President and CEO Bob Jones noted, “We are pleased to have again exceeded Wall Street consensus analyst estimates and to report positive operating results for the second quarter. Our focus during this turbulent economic time continues to be managing the Company’s capital structure and risk factors appropriately — be that interest rate risk, credit risk, or liquidity risk. In light of our continued concerns about the ongoing impacts of the economic downturn, including weak loan demand, we continue to position Old National as a well capitalized, liquid institution prepared to take advantage of prudent growth opportunities as they arise.”
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical to establishing the Company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile

2.	Enhance management discipline

3.	Achieve consistent quality earnings

Strengthen the Risk Profile
Old National’s key credit quality trends are as follows:

($ in millions)	2003	2004	2005	2006	2007	2008	1Q09	2Q09
Non-Performing Loans	$104.6	$54.9	$55.6	$41.6	$40.8	$64.0	$77.4	$77.7
Problem Loans	$343.9	$192.2	$136.6	$153.2	$115.1	$180.1	$199.8	$191.3
Special Mention Loans	$215.7	$148.1	$83.2	$119.8	$103.2	$124.9	$86.6	$101.0
Net Charge-Off Ratio	1.21%	.61%	.60%	.37%	.44%	.87%	1.07%	1.18%
Provision for Loan Losses	$85.0	$22.4	$23.1	$7.0	$4.1	$51.5	$17.3	$12.0
At June 20, 2009, the reserve for loan losses was $70.1 million, or 1.69% of total loans. This compared to a reserve of $71.8 million, or 1.55% of total loans, and $62.1 million, or 1.31% of total loans, at March 31, 2009, and June 30, 2008, respectively.
Chief Credit Officer Daryl Moore noted, “Credit metrics for Old National were mixed this quarter. Non-performing loans were basically flat and problem loans fell slightly, while special mention loans and net charge-offs rose in the period, reflective of a tough credit quality environment coupled with weakening collateral liquidation values. During the quarter we did move $370.2 million of finance leases from the portfolio to Held for Sale status. As such, we were able to reduce our allowance by approximately $1.6 million. If it had not been for this transfer, our provision expense would have approximated net charge-offs for the second quarter.
“While our credit metrics reflect the struggling U.S. economy and its impact on our customers, our credit metrics have actually improved, on a relative basis, compared to our peers. This improvement is reflective of the enhancements to our credit administration over the past four years and our decision to avoid overexposure to certain industry segments which are at the root of the current credit crisis.”
Enhance Management Discipline
Capital Management
Old National continues to strengthen its capital position, as evidenced by a 5.51% tangible common equity to tangible assets ratio at June 30, 2009, compared to 5.23% for the same ratio at March 31, 2009. In addition, at June 30, 2009, regulatory tier 1 and total risk-based capital ratios for Old National were 10.2% and 12.6%, respectively, and remained well above the FDIC guidelines for “well capitalized” institutions. Refer to Table 1 for Non-GAAP reconciliation of the tangible capital ratios.
Old National retired $100.0 million of preferred stock issued to the U.S. Treasury in the first quarter of 2009 and in May of this year repurchased a warrant issued to the Treasury for the purchase of 813,000 shares of ONB common stock. Old National paid approximately $1.2 million for the warrant.
Expense Management
For the second quarter of 2009, noninterest expenses totaled $86.8 million compared to $77.5 million and $74.8 million reported for the first quarter of 2009 and the second quarter of 2008, respectively. The major drivers of the increased expenses in the second quarter of 2009 relate to a $4.0 million special assessment by the Federal Deposit Insurance Corporation (FDIC) for the deposit insurance fund as well as ongoing costs from the 65 Indiana branches, primarily in the Indianapolis metropolitan area, acquired by Old National in March of this year. In addition, Old National recorded conversion costs in the second quarter of 2009 of $1.4 million related to the acquired branches.

Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total loans for Old National stood at $4.547 billion at June 30, 2009, compared to $4.641 billion at March 31, 2009. Residential real estate loans as well as other consumer loans contributed the majority of the change, with decreases of $40.1 million and $35.3 million, respectively, for the second quarter. Average total loans declined $95.0 million in the second quarter compared to the first quarter of 2009.
At June 30, 2009, total investments were $2.662 billion, down $224.8 million from March 31, 2009. The investment portfolio declined to 33.2% of total assets at June 30, 2009, from 34.5% at March 31, 2009. Net securities gains for the second quarter totaled $2.4 million and included a charge for other-than-temporary-impairment of $7.9 million. Average investments in the second quarter totaled $2.787 billion compared to an average of $2.473 billion in the first quarter of 2009.
Total core deposits, including demand and interest-bearing deposits, totaled $5.729 billion at June 30, 2009, a decline of $16.8 million from the $5.745 billion at March 31, 2009. Importantly, noninterest-bearing checking accounts as well as NOW accounts increased during the second quarter by $6.3 million and $39.7 million, respectively. Average core deposits in the second quarter of 2009 totaled $5.717 billion, up from $5.301 billion in the first quarter of the year. Second quarter average deposits included balances acquired through our Indiana branch purchase toward the end of the first quarter.
Total borrowed funds at June 30, 2009, were $1.353 billion, a $284.3 million decrease from the $1.637 billion at March 31, 2009.
During the second quarter of 2009, net interest income on a fully tax equivalent basis was $66.3 million and represented a net interest margin on total average earning assets of 3.59%. This compares to net interest income of $65.1 million and a margin of 3.63% in the first quarter of 2009, and net interest income of $65.9 million and a margin of 3.85% for the second quarter of 2008.
Chris Wolking, Chief Financial Officer, commented, “Reducing our borrowed funding and investment portfolio contributed to the decline in our margin, but also helped increase our capital ratios. In addition, strong deposit growth, combined with soft loan demand, contributed to the decline in our net interest margin during the quarter. We remain focused on improving our net interest margin with effective deposit and loan pricing, but our priority for our shareholders during this period of economic uncertainty is to maintain our strong capital position.”
Fees, Service Charges and Other Revenue
Total fees, service charges and other revenue were $42.7 million for the second quarter of 2009, compared to $38.6 million for the first quarter of 2009 and $41.7 million in the second quarter of 2008. The increase in second quarter 2009 over first quarter 2009 is due to higher deposit and debit card service charges and stronger wealth management fees. The Indiana branches acquired by Old National in the first quarter of 2009 contributed to the increase in deposit service charges.

About Old National
Old National Bancorp, celebrating its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $8.0 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.
Conference Call
Old National will hold a conference call at 10:00 a.m. Central on Monday, July 27, 2009, to discuss second-quarter 2009 financial results, strategic developments, and the Company’s earnings outlook for 2009. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 1:00 p.m. Central on July 27 through August 10. To access the replay, dial 1-800-642-1687, conference code 19229312.
Use of Non-GAAP Financial Measures
This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Old National’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release or the Quarterly Financial Trends supplement to this earnings release, which can be found on the Investor Relations section of Old National’s website at www.oldnational.com.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan, including acquisition plans, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
Table 1: Non-GAAP Reconciliation-Tangible Common Equity

(end of period balances - $ in millions)	June 30, 2009	March 31, 2009
Total Shareholders’ Equity	$634.6	$631.8
Deduct: Goodwill and Intangible Assets	(204.0)	(205.6)

Tangible Shareholders’ Equity	$430.6	$426.2

Total Assets	$8,012.2	$8,356.1
Add: Trust Overdrafts	—	.1
Deduct: Goodwill and Intangible Assets	(204.0)	(205.6)

Tangible Assets	$7,808.2	$8,150.6

Tangible Equity to Tangible Assets	5.51%	5.23%

Tangible Common Equity to Tangible Assets	5.51%	5.23%

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2009	2008	Change	% Change
Income Data:
Net Interest Income (FTE)	$66,333	$65,945	$388	.6%
Fees, Service Charges and Other Revenues	42,659	41,809	850	2.0
Securities Gains (Losses) (a)	2,431	2,061	370	18.0
Derivative Gains (Losses)	516	(357)	873	N/M
Total Revenue (FTE)	111,939	109,458	2,481	2.3
Provision for Loan Losses	11,968	5,700	6,268	110.0
Noninterest Expense	86,751	74,834	11,917	15.9
Income before Taxes	13,220	28,924	(15,704)	(54.3)
Provision for Taxes (FTE)	3,585	9,449	(5,864)	(62.1)
Net Income	9,635	19,475	(9,840)	(50.5)
Preferred Stock Dividends & Amortization	—	—	—	N/M
Net Income Available to Common Shareholders	9,635	19,475	(9,840)	(50.5)

Per Common Share Data: (Diluted) (b)
Net Income Available to Common Shareholders	.15	.30	(.15)	(50.0)
Average Diluted Shares Outstanding	65,999	65,812	187	.3
Book Value	9.55	9.80	(.25)	(2.6)
Stock Price	9.82	14.26	(4.44)	(31.1)

Performance Ratios:
Return on Average Assets	.47%	1.03%	(.56)%	(54.4)
Return on Average Common Equity (c)	6.02	11.58	(5.56)	(48.0)
Net Interest Margin (FTE)	3.59	3.85	(.26)	(6.8)
Other Expense to Revenue (Efficiency Ratio)	77.50	68.37	9.13	13.4
Net Charge-offs to Average Loans (d)	1.18	1.35	(.17)	(12.6)
Reserve for Loan Losses to Ending Loans	1.69	1.31	.38	29.0
Non-Performing Loans to Ending Loans (d)	1.71	1.43	.28	19.6

Balance Sheet:
Average Assets	$8,211,398	$7,593,955	$617,443	8.1
End of Period Balances:
Assets	8,012,175	7,601,786	410,389	5.4
Investments (Including Money Market Investments)	2,662,216	2,038,799	623,417	30.6
Commercial Loans	1,422,606	1,826,081	(403,475)	(22.1)
Finance Leases Held for Sale	370,231	—	370,231	N/M
Commercial Real Estate Loans	1,124,383	1,196,511	(72,128)	(6.0)
Consumer Loans	1,155,779	1,188,140	(32,361)	(2.7)
Residential Real Estate Loans	448,438	516,010	(67,572)	(13.1)
Residential Real Estate Loans Held for Sale	25,249	16,620	8,629	51.9
Earning Assets	7,208,902	6,782,161	426,741	6.3
Core Deposits (Excluding Brokered CDs)	5,728,561	5,226,487	502,074	9.6
Borrowed Funds (Including Brokered CDs)	1,422,670	1,504,606	(81,936)	(5.4)
Preferred Shareholders’ Equity	—	—	—	N/M
Common Shareholders’ Equity	634,589	649,015	(14,426)	(2.2)

(a)	Includes $7,864 for other-than-temporary-impairment in second quarter 2009.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $639,977 and $672,852, respectively, for 2009 and 2008.

(d)	Includes residential loans held for sale and finance leases held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30,	March 31,
(FTE) Fully taxable equivalent basis.	2009	2009	Change	% Change
Income Data:
Net Interest Income (FTE)	$66,333	$65,055	$1,278	2.0%
Fees, Service Charges and Other Revenues	42,659	38,566	4,093	10.6
Securities Gains (Losses) (a)	2,431	3,186	(755)	(23.7)
Derivative Gains (Losses)	516	483	33	6.8
Total Revenue (FTE)	111,939	107,290	4,649	4.3
Provision for Loan Losses	11,968	17,300	(5,332)	(30.8)
Noninterest Expense	86,751	77,464	9,287	12.0
Income before Taxes	13,220	12,526	694	5.5
Provision for Taxes (FTE)	3,585	3,121	464	14.9
Net Income	9,635	9,405	230	2.4
Preferred Stock Dividends & Amortization	—	(3,892)	3,892	N/M
Net Income Available to Common Shareholders	9,635	5,513	4,122	74.8

Per Common Share Data: (Diluted) (b)
Net Income Available to Common Shareholders	.15	.08	.07	87.5
Average Diluted Shares Outstanding	65,999	65,882	117	.2
Book Value	9.55	9.51	.04	.4
Stock Price	9.82	11.17	(1.35)	(12.1)

Performance Ratios:
Return on Average Assets	.47%	.47%	—%	—
Return on Average Common Equity (c)	6.02	3.43	2.59	75.5
Net Interest Margin (FTE)	3.59	3.63	(.04)	(1.1)
Other Expense to Revenue (Efficiency Ratio)	77.50	72.20	5.30	7.3
Net Charge-offs to Average Loans (d)	1.18	1.07	.11	10.3
Reserve for Loan Losses to Ending Loans	1.69	1.55	.14	9.0
Non-Performing Loans to Ending Loans (d)	1.71	1.67	.04	2.4

Balance Sheet:
Average Assets	$8,211,398	$7,923,921	$287,477	3.6
End of Period Balances:
Assets	8,012,175	8,356,068	(343,893)	(4.1)
Investments (Including Money Market Investments)	2,662,216	2,886,970	(224,754)	(7.8)
Commercial Loans	1,422,606	1,809,431	(386,825)	(21.4)
Finance Leases Held for Sale	370,231	—	370,231	N/M
Commercial Real Estate Loans	1,124,383	1,133,851	(9,468)	(.8)
Consumer Loans	1,155,779	1,189,711	(33,932)	(2.9)
Residential Real Estate Loans	448,438	488,539	(40,101)	(8.2)
Residential Real Estate Loans Held for Sale	25,249	19,609	5,640	28.8
Earning Assets	7,208,902	7,528,111	(319,209)	(4.2)
Core Deposits (Excluding Brokered CDs)	5,728,561	5,745,381	(16,820)	(.3)
Borrowed Funds (Including Brokered CDs)	1,422,670	1,746,407	(323,737)	(18.5)
Preferred Shareholders’ Equity	—	—	—	N/M
Common Shareholders’ Equity	634,589	631,792	2,797	.4

(a)	Includes $7,864 and $2,391, respectively, for other-than-temporary-impairment in second and first quarter 2009.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $639,977 and $642,268, respectively, for June 30, 2009, and March 31, 2009.

(d)	Includes residential loans held for sale and finance leases held for sale.
N/M = Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Six Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2009	2008	Change	% Change
Income Data:
Net Interest Income (FTE)	$131,388	$130,131	$1,257	1.0%
Fees, Service Charges and Other Revenues	81,225	84,782	(3,557)	(4.2)
Securities Gains (Losses) (a)	5,617	6,580	(963)	(14.6)
Derivative Gains (Losses)	999	(973)	1,972	N/M
Total Revenue (FTE)	219,229	220,520	(1,291)	(.6)
Provision for Loan Losses	29,268	27,605	1,663	6.0
Noninterest Expense	164,215	145,770	18,445	12.7
Income before Taxes	25,746	47,145	(21,399)	(45.4)
Provision for Taxes (FTE)	6,706	8,330	(1,624)	(19.5)
Net Income	19,040	38,815	(19,775)	(50.9)
Preferred Stock Dividends & Amortization	(3,892)	—	(3,892)	N/M
Net Income Available to Common Shareholders	15,148	38,815	(23,667)	(61.0)

Per Common Share Data: (Diluted) (b)
Net Income Available to Common Shareholders	.23	.59	(.36)	(61.0)
Average Diluted Shares Outstanding	65,916	65,784	132	.2
Book Value	9.55	9.80	(.25)	(2.6)
Stock Price	9.82	14.26	(4.44)	(31.1)

Performance Ratios:
Return on Average Assets	.47%	1.02%	(.55)%	(53.9)
Return on Average Common Equity (c)	4.73	11.54	(6.81)	(59.0)
Net Interest Margin (FTE)	3.61	3.76	(.15)	(4.0)
Other Expense to Revenue (Efficiency Ratio)	74.91	66.10	8.81	13.3
Net Charge-offs to Average Loans (d)	1.13	.94	.19	20.2
Reserve for Loan Losses to Ending Loans	1.69	1.31	.38	29.0
Non-Performing Loans to Ending Loans (d)	1.71	1.43	.28	19.6

Balance Sheet:
Average Assets	$8,067,659	$7,637,977	$429,682	5.6
End of Period Balances:
Assets	8,012,175	7,601,786	410,389	5.4
Investments (Including Money Market Investments)	2,662,216	2,038,799	623,417	30.6
Commercial Loans	1,422,606	1,826,081	(403,475)	(22.1)
Finance Leases Held for Sale	370,231	—	370,231	N/M
Commercial Real Estate Loans	1,124,383	1,196,511	(72,128)	(6.0)
Consumer Loans	1,155,779	1,188,140	(32,361)	(2.7)
Residential Real Estate Loans	448,438	516,010	(67,572)	(13.1)
Residential Real Estate Loans Held for Sale	25,249	16,620	8,629	51.9
Earning Assets	7,208,902	6,782,161	426,741	6.3
Core Deposits (Excluding Brokered CDs)	5,728,561	5,226,487	502,074	9.6
Borrowed Funds (Including Brokered CDs)	1,422,670	1,504,606	(81,936)	(5.4)
Preferred Shareholders’ Equity	—	—	—	N/M
Common Shareholders’ Equity	634,589	649,015	(14,426)	(2.2)

(a)	Includes $10,255 for other-than-temporary-impairment in first half 2009.

(b)	Assumes conversion of stock options, restricted stock and warrants.

(c)	Based on average common shareholders’ equity of $641,123 and $672,570, respectively, for 2009 and 2008.

(d)	Includes residential loans held for sale and finance leases held for sale.

N/M	Not meaningful.